Exhibit 99.1

Gryphon Digital Mining Announces Stockholder Approval of Merger Transaction with American Bitcoin

LAS VEGAS, NV, August 29, 2025 (ACCESS Newswire) – Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (the “Company”), an innovative venture in the Bitcoin mining space, today announced that during its Special Meeting of Stockholders held on Wednesday, August 27, 2025, Gryphon stockholders approved the previously announced stock-for-stock merger transaction with American Bitcoin (the “Transaction”).

In connection with the Transaction and following approval by its Board of Directors (the “Board”), Gryphon will implement a reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding shares of common stock at a ratio of 5-for-1. The Reverse Stock Split is being effected to satisfy Nasdaq’s listing requirements for minimum bid price in connection with the Transaction. The Reverse Stock Split will not impact the company’s market capitalization or the proportionate ownership interests of its stockholders, other than adjustments resulting from the treatment of fractional shares.

The Reverse Stock Split is expected to become effective as of 5:00 p.m. Eastern Time on September 2, 2025 (the “Split Effective Time”). Upon closing of the Transaction, the Company’s common stock is expected to begin trading on Nasdaq on a split-adjusted basis as Class A Common Stock, under the new CUSIP number 02462A104 and the ticker symbol “ABTC,” under the American Bitcoin brand.

At the Split Effective Time, every five issued and outstanding shares of the Company’s common stock will be combined automatically into one share of the Company’s common stock. No fractional shares will be issued in connection with the Reverse Stock Split, and stockholders who otherwise would be entitled to receive a fraction of a share because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of the Company’s common stock, to round up to the next whole share. Cash will not be paid for fractional shares.

The Reverse Stock Split will apply to shares of the Company’s common stock issuable upon exercise or conversion of the Company’s outstanding equity awards and warrants. Proportional adjustments will be made to the number of shares issuable upon the exercise of the Company’s outstanding equity awards, in accordance with the terms of such awards and its equity compensation plans, and the number of shares issuable upon the exercise of the Company’s outstanding warrants will be adjusted in accordance with the terms of such warrants.

The Reverse Stock Split will reduce the current number of outstanding shares of the Company’s common stock from approximately 82.8 million to approximately 16.6 million, not including issuances in connection with the Transaction.

The Company’s stockholders previously approved a reverse stock split at a special meeting of stockholders on May 24, 2025. The Reverse Stock Split and 5-for-1 ratio is within the range approved by the stockholders at such meeting. The Board approved the Reverse Stock Split at the 5-for-1 ratio on August 22, 2025. Additional information about the Reverse Stock Split can be found in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”) on April 21, 2025.

Registered stockholders who hold shares of the Company’s common stock in uncertificated form are not required to take any action to receive post-Reverse Stock Split shares, and holders of certificated shares will receive instructions from Continental Stock Transfer & Trust Company, the Company’s transfer agent. Stockholders owning shares through an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

About the Company

Gryphon Digital Mining, Inc. is an innovative venture in the Bitcoin mining space. More information is available on www.gryphondigitalmining.com.

About American Bitcoin

American Bitcoin Corp. is a majority-owned subsidiary of Hut 8 Corp. focused exclusively on industrial-scale Bitcoin mining and strategic Bitcoin reserve development. The company combines Hut 8’s proven mining operations, cost-efficient infrastructure development capabilities, and disciplined approach to capital allocation with Eric Trump’s commercial acumen, capital markets expertise, and commitment to the advancement of decentralized financial systems. For more information, visit www.abtc.com.

Cautionary Note Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements, include, but are not limited to, the timing and completion of the Reverse Stock Split; the post-Reverse Stock Split trading on Nasdaq; the treatment of fractional shares of common stock in connection with the Reverse Stock Split and the adjustments applicable to the Company’s outstanding equity awards and warrants.

Forward-looking statements are not statements of historical fact, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by management as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to factors that may affect the future business, results, financial position and prospects of the Company. Additional factors that could cause results to differ materially from those described above can be found in the definitive proxy statement/prospectus with respect to the proposed transaction between the Company and American Bitcoin Corp. filed by the Company with the SEC on July 31, 2025, in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents filed by the Company with the SEC.

Investor Contact

Name: James Carbonara
Company: Hayden IR
Phone: (646) 755-7412
Email: james@haydenir.com